Exhibit 10.2(B)

FIRST AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT

This First Amendment to Amended and Restated Lease Agreement (the “First Amendment”) is entered into effective as of October 26, 1995 between GREENVILLE MARINE CORPORATION, with its principal place of business at P.O. Box 539, Greenville, Washington County, Mississippi (“Lessor”) and GREENVILLE RIVERBOAT, LLC, with its principal place of business at 201 N. Lakefront Drive, Greenville, Washington County, Mississippi (“Lessee”), who agree as follows:

1. Recitals. Lessor and Rainbow Entertainment, Inc. (“Rainbow”) entered into an Amended and Restated Lease Agreement dated January 20, 1995 (the “Lease”). By Assignment and Assumption of Lease dated October 24, 1995, Rainbow assigned all of its right, title and interest in and to the Lease to Lessee. The parties hereto desire to amend the Lease in accordance with this First Amendment.

2. Amendment.

(a) The third sentence of Section 1 is hereby amended by deleting “excepted from” and inserting in lieu thereof “included in”; and the last sentence of Section 1 is hereby deleted.

(b) The last sentence of Section 2.1 is hereby amended by adding the following before the period:

“, bar, or other related facilities”.

(c) Sections 5.3 and 5.4 of the Lease are hereby amended in their entirety to read as follows:

5.3 Lessee shall have the right to sublease up to two and one-half (2 1/2) acres of the Premises (the “Subparcel”) to Wimar Tahoe Corporation or any affiliate of Wimar Tahoe Corporation (“Subtenant”) on such terms and conditions as Lessee determines are acceptable in its reasonable business judgment (the “Sublease”) . The Lessee shall deliver to the Lessor a copy of any Sublease or any amendment or modification thereto, and Lessor acknowledges receipt of the Sublease Agreement dated June 26, 1996 between Lessee and Sargasso Corporation, an affiliate of Wimar Tahoe Corporation. The Subtenant shall have the right to develop, construct and operate a motel, hotel, restaurant, bar, business office, entertainment facilities for the performing arts, or other related facilities on the Subparcel; provided, however, the Subparcel will not be utilized in any way for gaming purposes or operations, except that which is operated at the Premises by the Lessee (or the Lessor and his

assigns if this Lease is terminated). Any motel or hotel shall be constructed and maintained as a quality facility similar to hotels and motels operated under nationally-known franchises which charge the same rates as Subtenant. Any restaurant or bar shall be constructed and maintained as a quality facility. Subtenant shall agree to keep all facilities in good condition and repair, excepting ordinary wear and tear, and such covenant shall be enforceable by Lessor. Subtenant and Lessee shall share parking availability on the Premises as agreed in the Sublease. In the event that this Lease is terminated for any reason, Lessor agrees not to disturb, terminate, or alter in any manner the tenancy of the Subtenant under the Sublease, so long as the Subtenant attorns to the Lessor. Upon Subtenant agreeing to such attornment, Subtenant’s tenancy shall not be disturbed so long as it complies with all the terms and conditions of the Sublease; provided that the Subtenant’s rent payable to Lessor in such event shall be $6,250 per month, increased annually from the date hereof by a percentage equal to the increase, if any, in the Consumer Price Index, All Urban Consumers, or the sum actually due under the Sublease, whichever is greater. Subtenant shall have the right to grant a mortgage on or assign under a deed of trust, all of the Subtenant’s sublease interest in the subparcel upon the terms and conditions contained in Section 12.

5.4 At Lessee’s request and expense, Lessor shall fully cooperate in the subdivision of the Premises to make the Subparcel a separate parcel.

(d) Section 10 is hereby amended by adding the following at the end of that Section:

Lessee agrees to indemnify Lessor from any claims, demands, liabilities, costs, fees, and expenses (including reasonable attorney’s fees) arising out of Lessor’s lease to Lessee on that portion of the Premises conveyed by William Yerger to the City of Greenville recorded in Book 114 at Page 354 of the Land Records in the office of the Chancery Clerk of Washington County, Mississippi. At Lessee’s request and expense, Lessor shall assist and cooperate with Lessee in establishing or maintaining the position that the restrictions set forth in such conveyance are invalid, unenforceable, or otherwise of no force or effect.

(e) In the last sentence of Section 15.3 of the Lease, insert the following after the word “hotel”:

“, motel, restaurant, bar, business office, entertainment facilities for the performing arts, or other related facilities”.

(f) Section 23 of the Lease is hereby amended by adding the following at the end of that Section:

The invalidity or unenforceability of any provision of this Lease or the application thereof to any property, person or circumstance, to any extent, for any reason, shall not affect the validity or enforceability of the remainder of such provision, any other provision hereof, or the remainder of this Lease, or the application of any provision to any other property, person, or circumstance, and, provided the essential purpose of this Lease is maintained, this Lease shall be reformed to the extent necessary to effectuate the foregoing, it being intended that the rights and obligations of the parties hereto be enforceable to the fullest extent permitted by law.

(g) In Section 25 of the Lease, all of the language beginning with “If To Lessee” is hereby deleted and replaced with the following:

If To Lessee:	Wimar Tahoe Corporation, Manager
Greenville Riverboat, LLC
207 Grandview Drive
Ft. Mitchell, KY 41017
Attn: William C. Beegle, Vice President

3. Remainder of Lease. Except as amended by this First Amendment, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this document effective as of the date first above written.

GREENVILLE MARINE CORPORATION

By:	/s/ D. John Nichols
D. John Nichols, President

GREENVILLE RIVERBOAT, LLC

By:	Wimar Tahoe Corporation, Manager

By:	/s/ William J. Yung
William J. Yung, President

State of Mississippi	)
	)	SS
County of Washington	)

The foregoing instrument was acknowledged before me this 1st day of November, 1996 by D. John Nichols, President of Greenville Marine Corporation, a Mississippi Corporation, on behalf of the Corporation.

/s/ [ILLEGIBLE]
Notary Public
My commission expires: 11-11-99

State of Kentucky	)
	)	SS
County of Kenton	)

The foregoing instrument was acknowledged before me this 7th day of October, 1996 by William J. Yung, President of Wimar Tahoe Corporation, a Nevada Corporation, on behalf of such Corporation as Manager of Greenville Riverboat, LLC., a Mississippi Limited Liability Company, on behalf of the Company.

/s/ [ILLEGIBLE]
Notary Public
My Commission Expires Oct. 24, 1998